KEMPER CORPORATION
EXECUTIVE SEVERANCE PLAN
(Effective June 1, 2026)
In order to encourage the retention of key management employees and at the direction of the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Kemper Corporation, a Delaware corporation (the “Company”), the Company has adopted this Executive Severance Plan (as it may be amended pursuant to the terms hereof, this “Plan”). This Plan was initially adopted, effective June 1, 2026.
SECTION 1.Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:
(a)“Accrued Rights” shall have the meaning set forth in Section 3(a).
(b)“Affiliate(s)” shall mean any person or entity controlled directly or indirectly by the Company, whether by equity ownership, contract or otherwise and shall include direct or indirect subsidiaries of the Company and mutual companies the management of which is controlled by the Company and its subsidiaries.
(c)“Annual Base Salary” shall mean, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (or, in the event of a Good Reason Termination, the annual rate of base salary in effect immediately prior to the event giving rise to the Good Reason Termination if such annual base salary is higher than the annual base salary in effect immediately prior to such Participant’s Termination Date).
(d)“Cause” shall mean, with respect to any Participant, the occurrence of any one of the following:
(i) the Participant’s theft or falsification of any Company or Affiliate documents, records or property;
(ii)the Participant’s improper use or disclosure of the Company’s or an Affiliate’s confidential or proprietary information in breach of the Company’s Essential Standards of Conduct or an applicable contractual or other obligation, or using such information for personal gain including, without limitation, by trading in Company securities on the basis of material, non-public information;
(iii)fraud, misappropriation of or intentional material damage to the property or business of the Company or an Affiliate or other action by the Participant which has a material detrimental effect on the Company’s or an Affiliate’s reputation or business as determined by the Committee;
(iv)the Participant’s material and willful failure or inability to perform any reasonable assigned and lawful duties after written notice from the Company or Affiliate of such failure or inability, and such failure or inability is not cured by the Participant within ten (10) business days (for the avoidance of doubt, this clause (iv) shall not apply to isolated failures by the Participant to perform his or her duties);
(v)the Participant’s conviction (including any plea of guilty or nolo contendere) of any felony or any criminal violation involving fraud, embezzlement, misappropriation, dishonesty, the misuse or misappropriation of money or other property or any other crime which has or would reasonably be expected to have an adverse effect on the business or reputation of the Company or an Affiliate;
(vi)a material breach by the Participant of the policies and procedures of the Company or an Affiliate, including, but not limited to, any breach of the Company’s Essential Standards of Conduct; or
(vii)the Participant’s material breach of any restrictive covenant agreement between the Participant and the Company or any of its Affiliates, including any restrictive covenants set forth in any compensatory agreement between the Participant and the Company or any of its Affiliates.
(e)“Claimant” shall have the meaning set forth in Section 4(c).
(f)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, or any successor statute thereto.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
(h)“Disability” shall mean, with respect to any Participant, a physical or mental condition that: (i) is of a type that would entitle a participant in the Company’s or an applicable Affiliate’s long-term disability plan (as in effect from time to time) to receive benefits under such plan, whether or not such Participant is actually enrolled in such plan; or (ii) in the absence of any such plan, would cause such Participant to be unable to substantially perform his or her duties as an employee, as determined in the sole discretion of the Company.
(i)“Effective Date” shall have the meaning set forth in Section 3(d).
(j)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute thereto.
(k)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
(l)“Good Reason Termination” shall mean: (i) a material reduction in the compensation and benefit plans and arrangements, taken as a whole, provided to Participant; provided that any reduction resulting from the operation of the performance metrics associated with any of the Company’s then-current compensation programs shall not constitute “Good Reason;” (ii) a material reduction in Participant’s job authority and responsibilities taken as a whole; provided, however, that changes in duties, reporting relationships, business unit, title, or direct reports in connection with a restructuring, reorganization, or other legitimate business action shall not constitute Good Reason so long as Participant retains substantially comparable status, level, and compensation with the Company; or (iii) in the case of the Company’s chief executive officer, any requirement that such individual report to any person or body other than the Board. A termination by the Participant shall not constitute a Good Reason Termination unless the Participant shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the occurrence of such event), the Company has failed to take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant and the Participant terminates employment within ninety (90) days following the expiration of the cure period.
(m)“Involuntary Termination” shall mean any termination of a Participant’s employment with the Company and its Affiliates which does not result from such Participant’s (i) resignation, (ii) death, (iii) Cause, or (iv) Disability.
(n)“Notice of Termination” shall mean a notice (delivered in writing (including by electronic mail)) which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated.
(o)“Participant” shall have the meaning set forth in Section 2.
(p)“Payments” shall have the meaning set forth in Section 3(c).
(q)“Plan Administrator” shall mean (i) the Committee with respect to any Participant who is subject to Section 16 of the Exchange Act and (ii) the Company’s Chief Human Resources Officer or such other person as may be designated by the Committee from time to time with respect to any Participant who is not subject to Section 16 of the Exchange Act. With respect to any reference in this Plan to an action to be taken by the Committee, such action may be taken by the Plan Administrator designated in clause (ii) with respect to any Participant who is not subject to Section 16 of the Exchange Act.
(r)“Severance Benefits” shall have the meaning set forth in Section 3(b).
(s)“Severance Multiple” shall mean, with respect to any Participant, the number of months in such Participant’s Severance Period.
(t)“Severance Period” shall mean, with respect to any Participant, the period set forth on Exhibit A attached hereto that corresponds to such Participant’s title.
(u)“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of employment with the Company and its Affiliates.

(v)“Termination Payment” shall mean an amount equal to the Participant’s Severance Multiple times the sum of Participant’s Annual Base Salary plus the Participant’s target incentive opportunity under the Company’s short-term incentive plan for the year of termination, divided by twelve.
SECTION 2.Eligibility. Participants in this Plan (“Participants”) are those individuals who (i) are classified as employees of the Company or its Affiliates, and (ii) are elected or appointed to the position of Chief Executive Officer or Executive Vice President of the Company as of or following the Effective Date, or who are selected as Participants in this Plan by the Committee. The Company may assign or appoint the Participant’s employment to any Affiliate of the Company and such assignment or appointment shall not constitute a termination under this Plan, provided that, upon any such assignment or appointment, the Participant shall remain eligible for participation under this Plan.
SECTION 3.Compensation, Benefits and Effect of Termination of Employment.
(a)Effect of Termination of Employment on Compensation and Accrued Rights. Upon termination of a Participant’s employment with the Company and its Affiliates for any reason, all compensation and all benefits to the Participant shall terminate, provided that the Company shall pay the Participant: (i) the earned but unpaid portion of the Participant’s Annual Base Salary through the Termination Date; and (ii) any unpaid expense or other reimbursements due to the Participant (collectively, the “Accrued Rights”).
(b)Involuntary Termination or Good Reason Termination. Subject to Sections 3(d) and 5, upon a Participant’s termination of employment with the Company and its Affiliates which constitutes an Involuntary Termination or Good Reason Termination, in addition to the Accrued Rights, the Company shall also provide the Participant the following payments and benefits set forth in this Section 3(b) (collectively, the “Severance Benefits”):
(i)the Termination Payment, payable in a cash lump sum within 30 days following the Effective Date;
(ii)to the extent not paid as of the Termination Date, a cash payment equal to Participant’s annual bonus under the Company’s short-term incentive plan for the year ending immediately prior to the Termination Date, calculated based on actual performance with respect to the Company’s financial performance metrics and target performance with respect to any individual performance metrics, payable in a cash lump sum within 30 days following the Effective Date;
(iii)a pro-rata payout calculated based on the Participant’s target incentive opportunity under the Company’s short-term incentive plan for the year of termination and multiplied by a fraction, the numerator of which is the number of whole months during the relevant bonus year in which the Participant was employed for at least one day and the denominator of which is 12, payable in a cash lump sum within 30 days following the Effective Date;
(iv)if the Participant was participating in the Company’s or an Affiliate’s group health plan immediately prior to the Termination Date and elects COBRA health continuation, the Company will provide a cash lump sum payment to the Participant, payable within 30 days following the Effective Date, an amount equal to the employer portion of the monthly insurance premiums for such benefits paid by the Company on behalf of similarly situated active executives and any associated COBRA administrative fee, in each case, through the expiration of the Severance Period, and calculated based on the monthly insurance premiums and COBRA administrative fee as of the Termination Date; and
(v)outplacement services provided by an agency selected by the Company at the Company’s cost and commencing on the Effective Date and continuing for a period of six (6) months thereafter.

Notwithstanding any provisions in this Agreement to the contrary, the Plan Administrator may, in its sole and absolute discretion, in the event of the Participant’s material breach of a material obligation of the Participant to the Company or an Affiliate pursuant to the general release and waiver described in Section 3(d) (including the restrictive covenants contained therein) or any award or agreement between the Participant and the Company or any of its Affiliates: (A) terminate the right of such Participant to receive the Severance Benefits, to the extent not yet paid, and/or (B) seek the recoupment of any Severance Benefits paid to such Participant, including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due the Participant from the Company or any of its Affiliates, to the extent the Plan Administrator in its sole discretion deems appropriate after considering the relevant facts and circumstances. Any termination and/or recoupment of a Participant’s benefits under this Plan shall be in addition and without prejudice to any other remedies that the Company or any of its Affiliates may elect to assert.
(c)Section 280G. Notwithstanding anything to the contrary in this Plan, by participating in this Plan, each Participant expressly agrees that if the payments and benefits provided for in this Plan or any other payments and benefits which such Participant has the right to receive from the Company and any of its Affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Participant. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Plan Administrator in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company.
(d)Payment Obligations Absolute; Release of Claims. Subject to the provisions in Sections 3(b), 6(a) and 7(m), the obligations of the Company and its Affiliates under this Section 3 (other than clause (iii) of Section 3(b)) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company or its Affiliates may have against a Participant or anyone else; provided that the obligations of the Company and its Affiliates under this Section 3 (except upon such Participant’s death) shall be subject to such Participant’s execution and non-revocation, within the time period set forth therein (but not to exceed 52 days following the Termination Date), of a customary general release and waiver in a form provided by the Company, which shall include, to the maximum extent permitted by applicable law, restrictive covenants in favor of the Company (including, without limitation, restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality) and which has become irrevocable. The date upon which the general release and waiver shall become irrevocable is the “Effective Date” for purposes of this Agreement. All amounts payable by the Company shall be paid without notice or demand. A Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Section 3, and, except with respect to the reimbursements for COBRA coverage as specified in Section 3(b)(iii), the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of the obligations of the Company and its Affiliates under this Section 3.
SECTION 4.Administration of Plan; Claims Procedure.
(a)General. Except as specifically provided herein, the Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Plan Administrator shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA.

(b)Interpretations and Variations. The Plan Administrator shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under the Plan. The Plan Administrator or its representative shall decide any issues arising under this Plan, and the decision of the Plan Administrator shall be binding and conclusive on the Participants, the Company. Any variations from the Plan may be made only by the Plan Administrator in its sole discretion.
(c)Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Participant (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to the Corporate Secretary’s Office, as set forth in Section 7(a). The Plan Administrator shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information.
(d)Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(e)Right to Appeal. If a claim for payment of severance benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that the Claimant files a written request for review with the Plan Administrator within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
(f)Review of Appeal. In deciding a Claimant’s appeal, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
(g)Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Plan Administrator’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Plan Administrator under this Section 4 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c) (i), (iii) and (iv).

(h)Arbitration. Upon a Claimant’s exhaustion of the provisions set forth above, any Claimant with a continuing dispute arising out of or relating to this Plan or the adoption, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in Chicago, Illinois. The arbitrators are not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties’ consent to the jurisdiction of any court of competent jurisdiction located in the State of Illinois. BY PARTICIPATING IN THIS PLAN, PARTICIPANT WAIVES ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY PARTICIPANT.
SECTION 5.Section 409A Compliance; Changes in Law.
(a)It is the intention of the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. The Company shall administer and operate this Plan in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and in the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a Section 409A tax, notwithstanding Section 7(m), the Company shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.
(b)In the event that the Company determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency (other than Section 409A of the Code), the Company shall be entitled, notwithstanding Section 7(m), to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.
(c)The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the Participant’s Termination Date, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s Termination Date and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his or her termination or two times the limit under Code Section 401(a)(17) then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Code Section 409A.
(d)To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of employment,” such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code, and the Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A-1(i), as determined by the Company in accordance with any method permitted under Code Section 409A, as of the date of the Participant’s separation from service, each such payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Participant’s separation from service or (ii) the date of the Participant’s death (which date is the “Section 409A Payment Date”). This paragraph shall not apply to any payment or benefit otherwise described in the preceding sentence if another provision of this Plan or any other plan or program of the Company or any of its Affiliates is intended to cause such Participant’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code.

(e)Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code, and the period to consider and not revoke a release spans two taxable years, then the payments hereunder shall be made in the later of the two taxable years to the extent necessary to comply with Section 409A of the Code. In addition, any payments that are payable based on the Effective Date shall in all instances be paid (or commence to be paid or provided, if applicable) within 74 days following the Participant’s separation from service, and if the Effective Date does not occur during such 74 day period, the payments hereunder shall be forfeited.
(f)Any reimbursements payable to a Participant pursuant to this Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit. Any tax gross-up payment payable to a Participant, whether under this Plan or otherwise, shall be paid to the Participant or to the applicable taxing authorities on the Participant’s behalf as soon as practicable after the related taxes are due, but in any event not later than the last day of the calendar year following the calendar year in which the related taxes are remitted to the taxing authorities.
(g)If the amounts paid under this Plan are viewed as a substitute for other severance payments and benefits that constitute nonqualified deferred compensation under Section 409A of the Code, then such other agreement governing the other severance payments and benefits shall control the timing and form of payment of the benefits provided under this Plan to the extent required to comply with Section 409A of the Code.
SECTION 6.Offset; No Mitigation.
(a)To the extent permitted by Section 409A of the Code, the amount of a Participant’s Termination Payment shall be reduced to the extent necessary to defray (i) unused expense account balances, (ii) overpayment of salary, awards or bonuses, or (iii) advances or loans.
(b)In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as specifically provided in Section 3(b)(iv), such amounts shall not be reduced whether or not the Participant obtains other employment.
SECTION 7.Miscellaneous.
(a)Notice of Termination. Any purported termination of a Participant’s employment (other than by reason of death or by the Participant in a Good Reason Termination) shall be communicated by a Notice of Termination from the Company to such Participant or by such Participant to the Company in accordance with this Section 7(a). For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given upon delivery when personally delivered or sent by a recognized overnight courier service in writing, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the Company’s corporate headquarters to the attention of the General Counsel of the Company. No objection to the method of delivery may be made if the written notice or other communication is actually received.
(b)GOVERNING LAW. THIS PLAN SHALL BE DEEMED TO BE MADE IN THE STATE OF ILLINOIS, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW. By participating in this Plan, each Participant and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Chicago, Illinois, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.
(c)No Waiver. No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d)Protected Rights. Notwithstanding anything herein to the contrary, as provided in the Federal Defend Trade Secret Act, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. The Participant understands and acknowledges that nothing in this Plan prohibits the Participant from confidentially or otherwise communicating with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice or the U.S. Securities and Exchange Commission, or making other disclosures or statements that are protected under the whistleblower, collective bargaining, anti-discrimination and/or anti-retaliation provisions of federal or state law or regulation. The Participant understands that the Participant does not need prior authorization of the Company to make any such reports or disclosures, and that the Participant is not required to notify the Company that the Participant has made such reports or disclosures.
(e)Severability. If a court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.
(f)Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
(g)Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(h)Interpretations. For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(i)Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
(j)Other Agreement. Except as provided in any awards under stock incentive plans or programs, long term incentive programs, annual incentive program, or similar plans or programs of the Company, this Plan sets forth the entire agreement of the Company with regard to the subject matter hereof. For the avoidance of doubt, the Participant shall not be entitled to participate in the Company’s general severance policy or any other severance plan or policy maintained by the Company or any of its Affiliates.
(k)Deemed Resignations. Any termination of a Participant’s employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.
(l)No Guarantee of Employment. This Plan shall not be construed as creating any contract of employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.

(m)Amendment and Termination of this Plan. The Company may amend, modify or terminate this Plan at any time; provided, however, that (i) except as specifically provided in Section 5, no amendment that is materially adverse to any Participant will be effective without such Participant’s written consent until one year after its adoption, (ii) termination of the Plan will not be effective until the first anniversary of the date of the relevant corporate action authorizing the Plan’s termination and (iii) no such amendment, modification or termination shall affect the right to any unpaid Severance Benefits of any Participant whose Termination Date has occurred prior to such amendment, modification or termination of this Plan. The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(n)Clawback. A Participant’s rights with respect to any benefit hereunder shall in all events be subject to (a) any right that the Company and/or its Affiliates may have under any Company and/or Affiliate recoupment policy applicable to a Participant or any other agreement or arrangement with a Participant, including, but not limited to, the Company’s Policy on Recoupment of Incentive Compensation attached hereto as Exhibit B and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission and any applicable listing exchange.
SECTION 8.Survival. The provisions of this Plan, including Sections 3, 4, 5, 6, 7 and 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s employment with the Company or any of its Affiliates for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.
* * * * * *

IN WITNESS WHEREOF, the Company has caused this Executive Severance Plan to be executed on its behalf, to be effective as of June 1, 2026.

KEMPER CORPORATION

EXHIBIT A

Severance Period

Title	Severance Period
Chief Executive Officer	Twenty-four (24) months
Executive Vice President	Eighteen (18) months

A-1

EXHIBIT B
Kemper Corporation Policy on Recoupment of Incentive Compensation

B-1